Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-169100) of our report dated July 20, 2010, relating to the consolidated financial statements of Ameresco, Inc. and Subsidiaries as of December 31, 2009 and the two years ending December 31, 2009, which appears in this Annual Report on Form 10-K
/s/ Caturano and Company, Inc.
Caturano and Company, Inc.
Boston, Massachusetts
March 31, 2011